Law Offices of Randall J. Lanham
                           28562 Oso Parkway, Suite D
                    Rancho Santa Margarita, California 92688
                           (949) 858-6773 (Telephone)
                            (949)858-6774 (Facsimile)

                    Opinion of Counsel and Consent of Counsel
Board of Directors

Digiblue Media, Inc.

Re: Registration Statement on Form SB-2

Gentlemen:

As counsel to Digiblue Media, Inc., a Nevada corporation (the
"Company"), I have participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 5,976,000 shares of the Company's $.001 par value common stock owned by the selling security holders. As counsel to the Company, I have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company's common stock, owned by the selling security holders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company.
I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to my firm contained therein under "Legal Matters."



Sincerely,



/s/ Randall J. Lanham, Esq.
-----------------------------
Randall J. Lanham, Esq.
Rancho Santa Margarita, California
August 24, 2004